Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-231596 on Form S-3 and Registration Statement No. 333-188010 on Form S-8 of our reports dated February 26, 2020, relating to the financial statements of SeaWorld Entertainment, Inc. and subsidiaries and the effectiveness of the SeaWorld Entertainment, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of SeaWorld Entertainment, Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Tampa, Florida

February 26, 2020